Exhibit 99.1

Filed by A. O. Smith Corporation pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended

Subject Company: A. O. Smith Corporation

Subject Company’s Commission File No. 1-475

In connection with the proposed transaction between A. O. Smith Corporation (“A. O. Smith”) and Smith Investment Company (“SICO”), the parties intend to file a registration statement on Form S-4 with the SEC containing a joint proxy statement/prospectus. Such documents, however, are not currently available. The joint proxy statement/prospectus will be mailed to stockholders of A. O. Smith and SICO. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus filed by A. O. Smith, without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. It will also be available on A. O. Smith’s website (http://www.aosmith.com) by clicking on A. O. Smith Corporation, Investor Relations and then SEC filings. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to A. O. Smith Corporation, Attention: Investor Relations, 11270 West Park Place, Milwaukee, Wisconsin 53224.

A. O. Smith, SICO and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of A. O. Smith and SICO in connection with the proposed transaction. Information about the directors and executive officers of A. O. Smith and SICO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the A.O. Smith Fourth Quarter 2008 Earnings Conference Call. At this time all participants are in a listen-only mode and later there will an opportunity for questions, and instructions will be given at that time. [Operator Instructions] As a reminder, today’s conference is being recorded.

I would now like to turn the conference over to Vice President of Investor Relations and Treasurer, Ms. Pat Ackerman. Please go ahead.

Patricia Ackerman, Vice President, Investor Relations and Treasurer

Thank you, Beverly. Good morning ladies and gentlemen and thank you for joining us on this conference call. With me this morning participating in the call are Paul Jones, Chairman and Chief Executive Officer; Terry Murphy, Chief Financial Officer; John Kita, Senior Vice President of Finance; and Craig Watson, Vice President, Business Development.

Before we begin with Paul’s remarks, I would like to remind you that some of the comments that will be made during this conference call, including answers to your questions, will constitute forward-looking statements. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in this morning’s press release. Paul?

Paul W. Jones, Chairman and Chief Executive Officer

Thank you, Pat and good morning to all. Our operating units performed well in 2008 given the difficult conditions in the housing market. The commercial markets have begun softening in the fourth quarter and commodity cost volatility that was best described as a roller coaster.

In spite of those difficulties, we generated sales even with last year of $2.3 billion and earnings of $2.70 per share. Adjusting for restructuring and other charges, we earned $2.89 per share. We generated operating cash flow of $107 million and continue our efforts to preserve cash. Our balance sheet remains strong and our debt to capital ratio is 34%.

Sales at our Water Products operation in China grew 26% to $185 million. We were rewarded by our repositioning activities in our Motor business with $5 million in savings in 2008.

The merger agreement with Smith Investment Company is progressing. This morning, we established 2009 earnings forecast of between $2.40 per share to $2.60 per share. We will expand on each of these points in our review today.

I would first like to begin by addressing the market environment currently facing A. O. Smith. Regarding the outlook for 2009, we believe the soft housing market will continue throughout the year and the recession will continue. We believe the softening in the commercial construction market that we began to experience in the fourth quarter of last year will not abate in 2009, leading to a contracting commercial market.

We expect that our growth in China will slow in 2009 but will be positive. And we expect our pension cost will increase by $6 million over 2008 costs. Those major influences will be slightly offset by certain positive developments, as we believe our water heater prices will have a positive impact on our profitability this year. Additionally, the anticipated savings from repositioning activities in our Motor business and from salaried workforce reduction programs will increase in 2009.

Combining all these factors with the overall temperature of the economic environment will make 2009 a challenging year for A. O. Smith and thus our forecast for earnings is lower than what we achieved in 2008.

Terry will now talk about our financial results in more detail. Terry?

Terry M. Murphy, Executive Vice President and Chief Financial Officer

Thank you, Paul and good morning, ladies and gentlemen. Full-year sales of $2.3 billion were flat compared to 2007. Reported net earnings of 81.9 million or $2.70 a share is 7% and 5% lower than last year’s numbers. Adjusted for $0.19 in restructuring charges, earnings were $2.89 a share, 4% lower than the adjusted $3.02 a share in 2007.

For the fourth quarter of 2008, sales were down 11% to $509 million, while net earnings declined by $10 million to 6.6 million or $0.22 a share. Fourth quarter earnings included $3 million or $0.07 a share of restructuring, compared with a net $0.20 per share for restructuring and a tax benefit in the fourth quarter of last year.

Taking a closer look at the individual segments. Water Products achieved sales of 1.45 billion, a modest increase over 2007 sales of 1.42 billion. This segment benefited from a 26% increase in China sales to $185 million. However, lower residential and commercial water heater volumes overshadowed the strong progress in China. Despite selling price improvements to offset higher costs for raw materials, sales in the Electrical Products segment declined 4% in 2008 to 858.1 million. Unit sales were negatively impacted by the weak housing market as well as customer inventory reductions at the end of the year.

Fourth quarter sales of 346.2 million at Water Products declined 9% compared with the fourth quarter of 2007 due to double-digit declines in commercial and residential water heater unit volumes, partially offset by sales growth of 11% in China. Residential water heater volumes in the fourth quarter fell below what we believe to be replacement levels, which should favorably impact our order rate in the near term as depleted inventories in the distribution channel are replenished.

At Electrical Products, fourth quarter sales of 163.2 million were significantly lower than the same period in 2007 due to weakness in its residential market segment. Although our OEM customers pared back their production schedules in December, we expect them to begin to replenish depleted inventories in the first and second quarters, which will positively impact order volumes.

As we look at operating profits, Water Products 2008 operating profit of 134.7 million represented a 10% decline from 2007. Earnings were negatively impacted by lower residential water heater volumes and higher costs for raw materials and components, which were not completely covered by price increases. Operating profit margin declined to 9.3% in 2008 from 10.5% last year.

At Electrical Products, operating profit for 2008 increased to 39.1 million. It included a restructuring charge before taxes of 8.7 million. Operating profit was 23.1 million in 2007 and included pre-tax restructuring expense of 22.8 million, primarily associated with the 2008 closing of three manufacturing facilities.

Excluding restructuring expenses, the Electrical Products company’s operating margin for 2008 was 5.6% compared with 5.1% last year. The increases in operating profit and margin were primarily the result of cost savings associated with product repositioning and pricing actions at targeted accounts.

During the fourth quarter, Water Products sales declined to 29.5 million compared with 45.1 million in the fourth quarter of 2007. Lower residential and commercial water heater sales in the U.S. more than offset an 11% increase in China water heater sales. Fourth quarter operating margin fell to 8.5% compared with 11.9% in the fourth quarter of 2007 as a result of significantly lower U.S. volumes of higher margin commercial water heaters, combined with additional margin pressure due to higher steel costs.

Electrical Products recorded a $5.2 million loss in the fourth quarter, which included a 2.9 million pre-tax charge for restructuring. Fourth quarter operating loss in 2007 was 18 million and included 21.2 million for restructuring. Excluding restructuring charges, the operating loss at Electrical Products was 2.3 million in the fourth quarter of 2008, compared with adjusted profit of 3.2 million last year. Operating margins of Electrical Products was a negative 1.4% in the fourth quarter of 2008, compared with 1.6% in 2007. Despite savings of $2 million from repositioning activities, the steep volume declines drove margins lower, excuse me.

Operating cash flow of 107 million in 2008 was below our expectations and below our record cash flow last year. In addition to higher inventory days, cash deposits associated with derivative contracts negatively impacted cash flow when compared with 2007. Looking ahead, we expect the inventory levels to normalize by the end of the first quarter. The total cash cycle days increased to 65 from 57 last year. A small contraction in accounts payable days and the expansion in inventory days more than offset a reduction in receivable days.

Depreciation and amortization totaled 66 million in 2008 and our capital spending was 66 million. Capital spending is expected to increase to a range between 75 and 85 million in 2009, primarily due to the construction of the water heater plant in India and carryover projects in China that were approved in 2008.

Our debt to capital ratio remained unchanged for the year at 34%. We repaid $40 million in debt during the year, but our leverage ratio was impacted negatively by charges to stockholders’ equity associated with higher pension liabilities and losses on derivative contracts. We continue to preserve cash and reduce our cost structure to maintain our solid financial position.

For 2009, we’re projecting full-year operating cash flow of about $150 million. This projection includes a voluntary pension contribution of between 35 and $40 million, which is more than double the $15 million voluntary contribution we made in 2008.

Now Paul will talk about the outlook for 2009 and we’ll open the call for questions. Paul?

Paul W. Jones, Chairman and Chief Executive Officer

Thank you, Terry. As you know, our biggest end markets are residential and commercial construction. The protracted slowdown in the residential market is old news at this point and the slowdown in the commercial market segments we serve is upon us. As you may also be aware, we sell products into fairly mature segments, which have a high component of less volatile replacement demand. This is an important point to consider when you think about our volumes going forward.

As you can see, for Water Products, we estimate the replacement demand to be over 70% and for motors, it’s approximately 60%. To elaborate on these points, these charts on slide 15 give you some historical perspective into the stabilizing effect of the replacement market on the water heater industry.

Over the last 10 years, the replacement market in the residential water heater industry has been consistently between 7.5 and 8 million units. Since we have a 50% market share, that translates into a nice solid base of sustainable demand for our product. Our commercial business enjoys an industry with the same stability. The replacement volume in the commercial market has fluctuated between about 90,000 and 110,000 units over the last 10 years.

While we expect our replacement demand will continue to provide volume stability that many companies would envy, we were not completely immune to the recession. Therefore, we expect our residential volumes and our higher margin commercial volumes to decline in both businesses in 2009. Also, we are projecting our pension expense will be $10 million, which is higher than 2008.

That said, we also expect benefit from several earnings enhancers in 2009. First, the results from pricing negotiations in our water heater business will fall right through.

Second, we expect growth of rates above GDP in both our high margin water heater and even higher margin commercial hermetic motor business in China in 2009. We continue to penetrate new markets for water heaters in Tier 2 cities by following our retail customers in establishing new distribution in these geographies. In addition at 18%, we now have the largest market share for our electric brand tank-type water heaters in China.

Third, our restructuring activities in motors are on track to deliver $15 million in savings in 2009 and we expect additional savings from the salaried workforce reductions program announced this month. However, notwithstanding these bright spots, we remain cautious for 2009. The persistence of the soft housing market, the slowdown in commercial construction and global recession will continue to pressure our businesses in 2009.

All of these factors will make this year a challenging year for A. O. Smith. But I’m confident that our experienced team is ready for the challenge. Accordingly, we expect earnings to range between $2.40 and $2.60 per share.

And with that we’re ready to take your questions. Beverly I’ll turn it back over to you.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] The first question comes from Michael Schneider, Robert W. Baird. Please go ahead.

<Q – Michael Schneider>: Good morning, guys.

<A – Paul Jones>: Good morning, Mike.

<Q – Michael Schneider>: Maybe we can just start on what occurred in Q4, then what you expect in Q1. Q4 sales in water heater is down, I’m wondering if you could give us a sense of what you think the sell through in the market was versus what you actually experienced so we can understand at least a rough mix of what was inventory depletion by distribution in retailers and what was actually the sell through decline?

<A – Paul Jones>: Okay. Well, fourth quarter was actually below the sell through decline and Mike, it was a – you’re talking about a roller coaster, October was okay, November was horrible. Our order rate was dropped across the board. Almost every product line in the U.S. Very, very low order rate. And then it popped back up in December. For the quarter, I think we – I think our number was about $61 million less volume than we thought we were going to have on November 1, before we ended for the quarter. But it was just – everything from customers worried about whether they’d be able to get the bank financing to cover their lines of credit, to everything under the sun. But it picked back up in November, and before you ask, we’re off to an expected level of volume on the order rate so far in January.

<Q – Michael Schneider>: So the volume decline of 9% in Water Products during the quarter, you’re actually running better than that right now in January because of some of this – I guess, more stable inventory expense?

<A – Paul Jones>: Yes. And the other factor we have is, this is the first time in I think five years we haven’t had a price increase in wholesale on January 1. So there was no pre-buy at all, as a matter of fact, it’s just the opposite. So we’re off to a fairly decent order rate so far.

<Q – Michael Schneider>: Okay. And then on pricing and wholesale for the coming year with no price increase, what have you seen within the channel though in terms of any price discounting that’s occurring by you or your competitors now as we go into 2009, given what the CRU index has done?

<A – Paul Jones>: Well, obviously there’s some downward to the pricing pressure. But steel in the fourth quarter was by far the highest steel cost we’ve ever had in this company. It was up something like 80% over where we started the year. And so we still have steel costs today in the first quarter well ahead of where we were a year ago. And we had more than one price increase last year. Yes, there’s been some deterioration, but the first price increase has held fairly well and we expect that will continue, because we had to have that last year to cover the steel costs. And once again, we’re off to a – obviously, steel has come down slightly from where it was in the fourth quarter. But it is still significantly above where we were first half of last year.

<Q – Michael Schneider>: And in your outlook comments, you said you’ve assumed for Water that you show volume declines in 2009. What have you assumed for pricing in 2009 as a whole? And maybe just give us some thoughts of distribution versus retail in water?

<A – Paul Jones>: I can’t split those out. But we’ve obviously assumed that overall, there will be a price increase over 2008.

<Q – Michael Schneider>: Okay. And I guess then just final question on the contracts with your distribution and retail customers, can you give us a sense of what percentage actually tied and is automatically adjusted by the CRU index? What kind of -

<A – Paul Jones>: That’s only on the motor side, and that’s with our OEM customers.

<Q – Michael Schneider>: Okay.

<A – Paul Jones>: As of right now, we don’t have any wholesale contracts with any of our customers. That’s as far as we can have we had, I think three price increases last year.

<Q – Michael Schneider>: Okay.

<A – Paul Jones>: On the wholesale side and on water heaters.

<Q – Michael Schneider>: And have you concluded or finalized your negotiations with your largest retail customer?

<A – Paul Jones>: We don’t comment on that.

<Q – Michael Schneider>: Okay, thank you.

<A – Paul Jones>: Thank you.

Operator: Thank you. Our next question comes from Ned Borland, Next Generation Equity. Please go ahead.

<Q – Ned Borland>: Sure, good morning guys.

<A – Paul Jones>: Good morning, Ned.

<Q – Ned Borland>: Just on the China mid-teen growth, I’m wondering if that includes any shipments into India from China?

<A – Paul Jones>: Yes it does, not a lot. Although it’s more than we – than our original plan was then. We – as you know, we are shipping products into India from China. So specifically design products for the China market. It’s actually taking off better than we expected. It’s doing quite well there, which is little bit of a – it’s a good news / bad news and frankly I’m pleased. The good news is the volume is up, but the bad news is that we’re not making any money on those because of – there’s a 10% tariff from China into India, and the dollar versus the RMB is strengthening and the dollar versus the rupee is weakening. So we’re getting a double currency hit on that too.

But the good news is, we now have a land allocation and we’re in the process of putting together the plant design, and I expect we will be breaking ground there before this quarter is over. And within a year, we expect to have a facility up, early 2010, in India producing product for that market. And I think by then, we will have established the brand name fairly well. Our distribution partner there, the relationship is great, we could not be happier with how this product launch has gone.

<Q – Ned Borland>: Okay, great. And then on Electrical Products, I know the volume decline was pretty staggering. I just want to kind of put in the context of the roadmap initiatives, I mean you shut down in what, three plants in 2008. But I’m just wondering how to think of margins in that segment on a lower level of volume going forward here in 2009?

<A – Paul Jones>: Yeah. Our gross margins have been moving up. The roadmap’s been working on that side. The problem has been the volume decline. The OEMs, we primarily service the HVAC OEMs.

And you could go just check out what they’re saying and that will tell you what we’re facing. They’re shutting their factories down for several weeks in the fourth quarter. And we’re off to what we would consider a shallow start to this year. Some of the factories have stayed down for the first start of the year and they’re not running anywhere near the rates that they have in the past.

And we’re assuming housing starts for this year now to be 600,000. That’s an unbelievable number based on those of us that have been around for a few decades. But that’s what our forecast is this year and that’s obviously driving the HVAC people to be very cautious.

<Q – Ned Borland>: Okay. And then finally on the salaried head count reduction, any ballpark range of savings expected from that?

<A – Paul Jones>: It was – the last one that we did was about 2.6 million in savings, but that’s only part of it. We’ve done quite a bit of reorganizing and eliminating open positions and restructuring that way. But we actually had a salaried lack of work last week that will generate about 2.6 million in savings this year.

<Q – Ned Borland>: Okay. And then just one last one on the guidance. How much of a price increase is embedded in your guidance range? And I mean what is the low end versus the high end – what are the variables on price in – embedded there?

<A – Paul Jones>: It’s all over the map. But just to give you one indication, we’re going into this year with steel at about 25% above where it was this time last year. And steel is about half our cost, so you can do the arithmetic on that. And that’s the sort of thing that we’re trying to have on year-over-year.

<Q – Ned Borland>: Okay. Thank you.

Operator: Thank you. The next question comes from Scott Graham, Ladenburg. Please go ahead.

<Q – Scott Graham>: Hey, good morning.

<A – Paul Jones>: Good morning, Scott.

<Q – Scott Graham>: I got a couple of questions here for you. Could you first, Terry, maybe walk us through this derivatives impact on cash flow, if you don’t mind?

<A – Terry Murphy>: We’ve got a number of – we’ve got foreign exchange contracts, we’ve got interest rate swaps, we’ve got copper, we’ve got aluminum. And if you look at the balance sheet, you can see the number on the balance sheet I think is about 73.

<Q – Scott Graham>: Yeah, yeah.

<A – Terry Murphy>: About 73 million. Most of that is probably associated with copper. But there are a number of – there are a number of contracts in there. Also what the large numbers associated with those underwater derivative contracts, a good portion of those as you will recall relative to the copper contracts are specific customer contracts. So they bear the risk on those contracts, we don’t bear the risk on them. And the remainder would be those to which we’re exposed to on hedging contracts, which at a point in time, that is the value date at the end of the year for underwater. That’s not to say that that may not change during the year, because that’s a measurement on which we make the entry on the balance sheet at the end of the year.

<Q – Scott Graham>: Okay, all right. But it’s a balance sheet entry?

<A – Terry Murphy>: It’s a balance sheet entry relative to valuing contracts at the end of the year.

<Q – Scott Graham>: Right. So I guess my follow-up question would be, why was the change in current assets and liabilities a negative this quarter when, whereas historically, we’ve kind of sourced cash out of that line?

<A – Terry Murphy>: Well, what happened is there was a dramatic drop in the peso and the price of copper in the fourth quarter, which resulted from those mark-to-markets being moved from an asset to a liability. Again, it didn’t really affect cash flow, because that’s a non-cash flow item in the quarter, it’s a balance sheet adjustment.

<A – John Kita>: And the adjustment is made every quarter, Scott.

<A – Terry Murphy>: Right.

<Q – Scott Graham>: Right, right. So okay, maybe I didn’t ask the question right or maybe you guys misunderstood it. We had a change in operating working capital – operating of the working capital items in the fourth quarter. It was a minus. And in the past, it’s always been a plus. And I was just wondering if the derivative contract settlements in marks-to-market and all that is largely balance sheet, which was the answer I expected, why are we negative in the fourth quarter on that line?

<A – Terry Murphy>: Two things really happened in the quarter. The biggest one, accounts payable, was down pretty significantly quarter-over-quarter and also the margin, we had to make some margin payments during the quarter. So those were the two biggest factors. And again, those margin payments related to the derivative contracts. So those accounts payable and margins were really the biggest factors on negative cash flow from what you’re probably expecting.

<Q – Scott Graham>: Right. I think accounts payable is a lot of that answer, so I guess my follow-up question for that would be, why did you have to do that?

<A – Terry Murphy>: The biggest issue is we saw volumes dropping dramatically as Paul said in November, December, which resulted in purchases dropping in November, December and we had to make – we had to make payments by the end of the year.

<Q – Scott Graham>: Got you. So then, would it be fair to say that if you didn’t really match that up with the production per se, should we see a big – a nice positive cash source out of working capital in the first quarter?

<A – Terry Murphy>: I can’t say the first quarter, but we definitely would hope that in 2009, we’ll have favorable working capital.

<A – John Kita>: We usually are a cash user in the first two quarters and a cash generator in the last two.

<Q – Scott Graham>: Right. But -

<A – Paul Jones>: It’s safe to say, Scott, that we went into the year with more inventory on some of the operations than we planned to, both raw, in process and some finished goods. We will get those inventories in line in the first quarter. So that will help offset the cash usage somewhat. But I don’t think we’re ready to predict what our cash flow will be for the first quarter.

<Q – Scott Graham>: Okay. Well, that’s fair. All right. Next question has to do with the restructuring plan. And I guess the loss in electrical was a little wider than what I expected. And I guess my follow-up – my question on that would be, is there a way to tell right now, of this $20 million in total, 15 million in ‘09 – where are we at right now, run rate, on that number?

<A – Paul Jones>: On the 20 million in savings?

<Q – Scott Graham>: Yeah.

<A – Paul Jones>: We will achieve 15 million more this year. We got 5 million last year. That’s a solid number.

<Q – Scott Graham>: I don’t question that. I’m just saying, are we there now? Will we be there by the end of the first half on a run rate basis?

<A – Paul Jones>: I think you can level load it for the quarter. The plants are closed, the costs are gone.

<Q – Scott Graham>: Right, okay. So you’re essentially there, right now?

<A – Paul Jones>: Yes

<Q – Scott Graham>: For the most part? Got you.

<A – Paul Jones>: The plants are closed, those costs are gone off our income statement.

<Q – Scott Graham>: Right. And additional head count actions would be incremental to that number?

<A – Paul Jones>: Yes.

<Q – Scott Graham>: Okay, great. I guess my last question would be along the lines of capital expenditures in 2009. I know you’re finishing up construction in the first quarter on the China facility. Is that a number we can expect – I guess I was looking for something in the 55, 60 million range for ‘09, is that reasonable?

<A – Paul Jones>: If you take the ‘08 and ‘09 numbers together, what we’re predicting, we’re still where we were. The thing is, we have quite a bit more carryover. We did not spend as much money on capital in ‘08 as we had planned. And that’s what’s driving the ‘09 numbers up to something in the 80s.

<Q – Scott Graham>: 80s?

<A – Paul Jones>: As always, cash is king. We’re going to be monitoring those capital projects on a monthly basis as we go forward. There’s a very heavy emphasis on short payback productivity and a very low emphasis on any maintenance capital right now. So the guidance that Terry gave you are numbers you can use. But you should know that it’s our intent to keep our capital expenditures below that if we can.

We have the India facility, which will be all in this year, most of it will be in this year, with not only the facility but equipment. And we are finishing up the Nanjing capacity expansion this quarter as you mentioned.

<Q – Scott Graham>: Okay. Actually I did have one other question, I’m just noticing from my notes here, and that is, on the Electrical Products business, I know we’re starting to run off some of the 80/20 rule stuff, things that you’re getting out of and what have you. Is there an impact that we can look for revenue-wise on an annualized basis in that business, that will come out?

<A – Paul Jones>: It’s been coming out over the last couple of years, Scott. I don’t think we want to quantify what that number is, because some of those discussions are still taking place. But we will see a decline in unit volume and a decline on revenue and an increase in margin, which is what we’ve been saying we’ll have.

<Q – Scott Graham>: Very good. Thanks a lot.

<A – Paul Jones>: Thank you.

Operator: Thank you. Our next question comes from Paul Mammola with Sidoti & Company. Please go ahead.

<Q – Paul Mammola>: Hi, good morning, guys.

<A – Paul Jones>: Good morning, Paul.

<A – Terry Murphy>: Hi, Paul.

<Q – Paul Mammola>: First, on the Bangalore facility. Do we have a sense of how many units on an annual basis could come out of there and what percentage of the market that might be?

<A – Paul Jones>: No, not yet. There’s going to be a slow start up. You go back to our Nanjing facility, we did over 1.2 million units last year at Nanjing. But you go back 8 or 10 years ago, it was 50,000 or less, so we’ll see.

We’re doing the India project differently in that we’re getting upfront with the brand and with a solid sales and distribution network. We have quite a few employees there right now in marketing and sales. And we are putting a healthy investment into establishing the sales and distribution network and the brand identity.

When I say healthy investment, it’s not only the facility, but as I mentioned earlier, we’re going to be recording some small operating losses as we do that. But that’s per plan and that’s going to generate what we think a very, very good return for our shareholders over the next several decades. We think it’s the right decision right now. The beauty is, we’ve got a balance sheet that allows us to make some long-term decisions like that and we’re continuing that one per our original plan.

<Q – Paul Mammola>: Okay. Fair enough. And then on Nanjing, I guess I didn’t realize that it was going to be finished this quarter. I guess, does that factor in positively to the guidance in ‘09? I guess more clearly, do you expect that to have a positive impact or a big positive impact?

<A – Paul Jones>: Well, we need the capacity. The old facility had capacity for about a million one and we did a million two last year. We’re still forecasting growth in China. We’re not forecasting another 20 plus percent, 26% growth in China this year. We had a fairly weak – relatively weak fourth quarter, and it’s going to be a relatively weak first quarter. There’s a lot of things going on in China. The government’s forecast is 8.5% GDP growth. We are forecasting 6% within our business. And that’s what we are expecting.

But we need that capacity in order to achieve the – a 6% GDP growth will result in a higher – we grow at well above GDP with the niche, the market niche that we serve with our products. That capacity – the facility will be done, but we will not have it completely full of equipment. We’re only putting equipment in as necessary. But we’re going to stay ahead of the demand curve.

<Q – Paul Mammola>: Okay. So Paul, when does that expect to be I guess doubled in capacity which was – I think was the original plan? 50 million units?

<A – Paul Jones>: It can be anytime we need it to be. We can be at 2 million units, I think given the slowdown in the housing market in China, which I think is probably going to be a six-month event, not a multi-year event. I think we will be closing in on the 2 million within a couple of years, which means – which is why we’re already planning what’s the next piece of capacity will be and where that would be located.

<Q – Paul Mammola>: Okay, that’s helpful. And then Paul – I’m sorry, Terry, on the – given those projects, I guess is there a meaningful tick up in G&A next year? Is there an expectation for a number there?

<A – Terry Murphy>: The depreciation and amortization will be in 70 million range next year. So this is not a significant impact.

<Q – Paul Mammola>: Okay. And then given the China holidays rolling off, are we expecting a 30% tax rate in ‘09?

<A – Terry Murphy>: I don’t think it’s that high.

<A – John Kita>: No, about 27.5 -

<A – Terry Murphy>: Yeah, 27.

<A – John Kita>: Somewhere around that.

<Q – Paul Mammola>: Okay, fair enough. Thanks for your time.

<A – Terry Murphy>: .27.

<A – Paul Jones>: Thank you.

Operator: Thank you. The next question comes from Ted Wheeler, Buckingham Research. Please go ahead.

<Q – Ted Wheeler>: Yeah. Hi, good morning all.

<A – Paul Jones>: Good morning, Ted.

<Q – Ted Wheeler>: I wonder if I could just get your outlook parsed a little bit by market. If I looked at Water Products, I mean, commercial, residential, could you give us a little estimate of what you think those two markets would be? And then in Electrical, I know you do a little breakdown on air conditioning and distribution and Paul, just maybe a little color on that would be helpful.

<A – Paul Jones>: Well, I can give you a little but not a lot. One of the charts that we have in the presentation showed the commercial market for water heaters. We’re expecting that total market to be off somewhere in the 10 to 15% range. I think our market assumptions are about 140,000 units down from I think close to 160,000 this year in ‘08. I mean, that’s a rough estimate of what we think it will be. I’ll admit, it’s a rather fuzzy -

<Q – Ted Wheeler>: Oh yeah.

<A – Paul Jones>: Outlook right now as to what we see. We do – the replacement business will be there, that’s another good news / bad news. It hardly ever grows, but the good news is it’s always there. Of course right now we’re very happy to have that level of replacement business.

The commercial market on the motor side I think will not have as big a decline. We’re more global there. We ship product all over the world. And there are some places that are still doing quite well. So we have some – a little bit more positive outlook on the commercial market on the motor side, maybe not a growth element, but not a bigger decline.

<Q – Ted Wheeler>: What about the residential water heater market? You think that’s double-digit down?

<A – Paul Jones>: I don’t know whether it will be double-digit down, but we believe it will be down. The housing starts – housing – almost 2 million units out of $9.5 million market and it’s now going to be 600,000 units out of an $8 million market. So that’s pretty significant over the last two years. We got some of that decline last year. I’m not optimistic on U.S. residential marketplace other than the replacement business. People still will not take a cold shower more than once, no matter what their credit card balances are.

<Q – Ted Wheeler>: The pricing comments you made, I guess three price increases in the wholesale order market, and I think you said that steel is up 25% today versus beginning of last year?

<A – Paul Jones>: That’s a rough number.

<Q – Ted Wheeler>: Now, is that -

<A – Paul Jones>: We have prices all over the place depending on the kind of steel. But that’s a rough number.

<Q – Ted Wheeler>: Well is that 25% a rough number or spot number, or is that your cost?

<A – Paul Jones>: It’s our costs which are tied to – as mentioned earlier by Mike Schneider. We – our costs are tied to a trailing three month CRU Index and – with adjustments from that based on our negotiations with our steel suppliers.

<Q – Ted Wheeler>: Well -

<A – Paul Jones>: And the trailing three months is October, November, December. October was still a big number, it was over $1000 a ton. November and December obviously declined and I think our January number was down $5 a ton on the CRU. I just got that a couple of days ago.

<Q – Ted Wheeler>: So your costs will be, if all stays the same, would be down by the end of the year from where we are now?

<A – Paul Jones>: Yeah, the fourth quarter of 2009 will be hopefully a lot less than 2008.

<Q – Ted Wheeler>: And your pricing, I think you indicated prices will be up? You wouldn’t say how much, but prices will be up?

<A – Paul Jones>: That’s what we expect, yes.

<Q – Ted Wheeler>: So if that holds, certainly your water heater margins should be higher next year? I’m sorry, ‘09 versus ‘08, I would think?

<A – Paul Jones>: Well it depends on the market and it depends on competitive pressures. But that’s certainly our expectation right now.

<Q – Ted Wheeler>: Okay. And I guess the retail pricing negotiations, aren’t they always sort of end of February when they’re concluded and finalized?

<A – Paul Jones>: It’s typically in this quarter, yes.

<Q – Ted Wheeler>: So I mean you wouldn’t say whether those are in your expectation or not. But you must have a pretty good idea what is going to transpire there?

<A – Paul Jones>: I can’t comment. But we’re still in discussions.

<Q – Ted Wheeler>: So okay, we’ll get that feeling heard – firmed up by the end of the quarter then? Thank you very much.

<A – Paul Jones>: Thank you.

Operator: Thank you. [Operator Instructions] We will go to the line of Matt Summerville with KeyBanc. Please go ahead.

<Q – Matt Summerville>: A couple of questions. I think you had originally guided at $0.25 in your restructuring charges in ‘08. It turned out to be 19. Does that mean we have some spill over into 2009? And then alongside that, are there any meaningful restructuring expenses contemplated in the 2.40 to 2.60 guidance?

<A – Terry Murphy>: Relative to the restructuring expenses being less than ‘08, there is no spillover. We had overestimated what they were going to be. And relative to 2009, there is nothing in the guidance for restructuring.

<Q – Matt Summerville>: Okay. And then Terry, can you comment on what your cash contribution to the pension will look like in 2009 and how you think about 2010 in context of the funded status of the plan? Versus what that number would have been in ‘08?

<A – Terry Murphy>: I can tell you it will be very large. I think in 2008, our voluntary contribution was about 15 million. We’re looking at a voluntary contribution someplace between 35 and $40 million in 2009 and a number that’s much larger than that in 2010.

Having said that, of course, it depends upon how the markets perform and it depends upon where the – what will happen to the discount rates. But at least given the knowledge that we know today, we booked and you can see that on the balance sheet, about a 200 plus million dollar liability – increased liability on the balance sheet, which we have to make up over this seven year period of time.

So the required contribution to the plan next year is probably in the 7 million range. But if that is all that we would make, we would be looking at significantly higher contributions going forward. So our expectation is that we had 15 million this year, that we’ll have something in the neighborhood of 35 to 40 million next year, and something that’s significantly higher than that in 2011. 2010, excuse me.

<Q – Matt Summerville>: So in your operating cash flow guidance, is that increase in cash out the door pension of 20 to 25 million ‘09 versus ‘08, is that in your operating cash flow guidance?

<A – Terry Murphy>: Yes it is. That’s in the 150 million guidance, yes.

<Q – Matt Summerville>: Okay. When I look at – I just want to make sure I understand all the dynamics at play here. When I think about pricing, Paul, in the motor business ‘09 versus ‘08, you talked about steel a little bit. Can you put how you think pricing is going to evolve through the full year in context of not only steel and the lag you have, but also what’s happened with copper? I guess I’m having a hard time being convinced that you’ll see higher price realizations in motors ‘09 versus ‘08, all things considered.

<A – Paul Jones>: Well, a lot – it’s most of that business is contractual. So we moved the selling price of our customers based on the same indices we buy steel at. So we essentially protect ourselves on the upside and the downside there. So as that moves, we ought to be able to maintain essentially the same margins.

Copper, yeah, I mean we’ve got a lot of customers that have contracts with us as Terry mentioned earlier. They are significantly above the spot price. And we have some exposure on our own that are above the spot price. We have – we don’t talk that much about what we do on hedging. I think it’s safe to say that we have hedged over the recent, starting last spring when copper got up to $4 a pound. We were not doing hedging at that point, I don’t think any of our competitors were either.

But as it started coming down, we have consistently implemented our hedging strategy. We are not fully hedged for the year, thank goodness. So we will be in the spot market from time to time and the majority of the out of the money contracts we have are customer specific, and the customer is bearing the risk of that and will be paying whatever the copper contract price is.

<Q – Matt Summerville>: Okay. You mentioned I think in your prepared remarks that growth in the water heater business from China was 10, 11% in Q4 and your – it sounds like embedded in your guidance is an acceleration in that growth rate. Can you talk about the logic behind that and then how much you anticipate your China electrical products business growing ‘09 versus ‘08?

<A – Paul Jones>: Well I think we’re going to have a weak first quarter in both businesses, because there’s still a carryover from the weakness in the China market in the fourth quarter. But our expectations in – we’ve got about I think 12 forecasts out of China from various people that we’ve been massaging and looking through. We’re going on the conservative side of that and expecting a GDP growth of about 6%. We typically do – our volume is typically on the water heater side about three times that, on the electrical product side is typically at about the GDP growth. So year-over-year, those are just some rough numbers that we should expect. But it’s going to be a weak first quarter. There’s still an excess of available housing. But the government’s got a stimulus package coming out and they’ve changed some of their policies relative to residential housing that are going to help us quite a bit, we believe, this year.

<Q – Matt Summerville>: Okay. You commented, I think as well that within the water heater business, it appeared that your out the door sales were trailing below what the normal replacement demand would be. How would you characterize the motor business in that regards and how would you describe overall channel inventories in the motor business as well, as we sit here right now?

<A – Paul Jones>: I’d characterize it the same way. We had a horrible November in both businesses, an incoming order rate that was below the replacement market. I think channel inventories are in good shape. The problem is the sales out of the channel to the end users are significantly down because of the housing situation.

So we’re off to a – as I said, a fairly slow start by the OEMs. A lot of them, you can go onto their – some of them have already come out with comments this year publicly. And you can see what they’re saying, and when they keep a factory down for two or three weeks, additionally, that’s two or three weeks we don’t ship motors into them. That’s not going to last for the rest of the year. There will be a pick up, that’s why we typically build inventories in the first and second quarter, is serving the growth in HVAC and pump markets that we typically get in the spring time.

<Q – Matt Summerville>: Thanks a lot. That’s all I had.

<A – Paul Jones>: It’s just getting off to a slow start.

<Q – Matt Summerville>: Got you. Thank you.

Operator: Thank you. We have a follow-up question from Michael Schneider, Robert W. Baird. Please go ahead.

<Q – Michael Schneider>: Good morning again. Maybe we can just talk about just Q1 down looking ahead based on what we’ve seen in Q4. For your inventory depletion efforts, would you expect the overhead hit as you reduce production days to be as great in Q1 versus Q4 versus Q4 or will it be lesser so?

<A – Paul Jones>: We’re going to have a little bit of absorption, but that’s good. I mean nobody gets in trouble for doing that because they’re generating cash flow. Again, another advantage we have to be able to take a long-term approach. Characterizing it to Q4 to Q1, I think Q1 would be better, but I don’t know how much better at this point.

<Q – Michael Schneider>: Okay. And to reduce – but I haven’t at least a rough calculation on what absorption cost during Q4?

<A – Terry Murphy>: No. John, do you have any idea? I don’t have.

<A – John Kita>: On the EPC side, my recollection is it costs is 2 to $3 million.

<Q – Michael Schneider>: And water heaters not as significant?

<A – John Kita>: Water heaters was not as significant.

<A – Terry Murphy>: No. No.

<Q – Michael Schneider>: Okay. And then when – if we can go back, just to the contribution of pricing versus volumes, was the price cost curve actually positive in motors during Q4?

<A – Paul Jones>: Q4 was our highest cost steel by far as steel shot up in July, August, September. That was a one-time event, Mike, it was not good. We were – we had these huge steel costs at the same time markets were declining and the spot market for steel was going down significantly. We think we got that balance now. But Q4 was, we believe, a negative anomaly that we don’t expect to see come back again.

<Q – Michael Schneider>: And it was clearly negative in the water heaters, correct?

<A – Paul Jones>: Yes.

<Q – Michael Schneider>: Okay. And then as far as the declines in water products, was – were both commercial and residential down double-digits in units? Or was one down materially more than the other?

<A – Paul Jones>: In the fourth quarter, that’s true, they were. Commercial is down significantly in the fourth quarter and we’re expecting it will be weaker this year.

<Q – Michael Schneider>: Okay. And what was the pricing contribution in water during Q4, so we can understand the price volume mix?

<A – Paul Jones>: Our lawyer won’t let me give any of that information out, I’m sorry. I can’t do that for competitive reasons.

<Q – Michael Schneider>: Okay. And that I believe was it, thank you.

<A – Paul Jones>: Thank you, Mike.

Operator: Thank you. And we have a follow-up from Scott Graham with Ladenburg. Please go ahead.

<Q – Scott Graham>: Hi, guys. Just this question for you. I know that in the water heaters business, particularly when it comes to the wholesale distribution side, that the number of price increases that the industry has kind of needed to jam into that channel the last couple of years, how’s you guys’ thinking that there’s a market share opportunity if you could maybe buck that trend? So my question simply is, my sense from speaking with you in recent months is that you would like to be able to actually take some pricing off the wholesale distribution and maybe other areas? Could you talk about that for particularly – and maybe not particularly, conceptually – what do you guys thinking on that right now?

<A – Paul Jones>: I don’t agree with what you said at all, to be blunt. We have been on a kick to get our margins up there. We will not be utilizing price to do that. We have a major program on service and quality and features, new products, new high efficiency products, and that’s our focus to grow market share. But we’re not going to use the P word to do that. It’s going to be by being a value added supplier and somebody that they can count on, because it’s our intent to continue to get margin expansion there.

<Q – Scott Graham>: Okay. Well, thank you.

Operator: Thank you. And currently there are no additional questions in queue. Please continue.

Paul W. Jones, Chairman and Chief Executive Officer

Well, thanks everybody for your interest in the company and as always, feel free to give us a call anytime if you have questions.

Operator: Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T’s Executive Teleconference Service. You may now disconnect.